Pricing Term Sheet	Filed Pursuant to Rule 433
March 31, 2017	Registration Statement No. 333-205031

Pricing Term Sheet

SLM Corporation

$200,000,000 5.125% Notes due 2022

Issuer:	SLM Corporation

Aggregate Principal Amount:	$200,000,000

Maturity Date:	April 5, 2022

Title of Securities:	5.125% Notes due 2022

Coupon (Interest Rate):	5.125%

Price to Public (Issue Price):	100.0% of principal amount

Yield to Maturity:	5.125%

Spread to Benchmark Treasury:	+ 319.4 basis points

Benchmark Treasury:	1.875% UST due March 31, 2022

Benchmark Treasury Yield:	1.931%

Interest Payment Dates:	April 5 and October 5, commencing October 5, 2017

Day Count Convention:	30/360

Optional Redemption:	Make-whole call at Treasury Rate + 50 basis points prior to March 5, 2022, plus accrued and unpaid interest

On and after March 5, 2022, at 100% of the principal amount redeemed, plus accrued and unpaid interest

Trade Date:	March 31, 2017

Settlement Date:	April 5, 2017 (T+3)

CUSIP / ISIN:	78442P GC4 / US78442PGC41

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC and RBC Capital Markets, LLC

Format:	SEC Registered

Anticipated Ratings:	Moody’s: Ba2 (stable); S&P: BB+ (stable)

Note:    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

SLM Corporation (the “Company”) has filed a registration statement (including a base prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533 or by calling RBC Capital Markets, LLC at 1-866-375-6829.

This pricing term sheet supplements, and should be read in conjunction with, the Company’s preliminary prospectus supplement dated March 31, 2017 and accompanying prospectus dated June 17, 2015 and the documents incorporated by reference therein.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.